Exhibit 99.3

[LOGO] 100 Throckmorton Street Suite 1900 Forth Worth, Texas 76102 Phone 817.415.3924 Fax 817.415.3926 mark.hill@radioshack.com	Mark Hill Senior Vice President Chief Administrative Officer

April 5, 2004

Via Telecopy—705-728-2012

Federal Express # 7918 1192 6957

Mr. Jeffrey A. Losch

General Counsel

InterTAN, Inc.

279 Bayview Drive

Barrie, Ontario

L4M 4W5

Re:	Cause No. 352-205004-04

RadioShack Corporation and TRS Quality, Inc. v. InterTAN, Inc. and InterTAN Canada, Ltd.

Dear Jeff:

I have written you twice last week on the termination of the license that permits InterTAN to use our brand in Canada. I am surprised that you have chosen not to contact me. I am also surprised that the fact this termination has occurred has not been publicly disclosed, but I’m sure you are getting some guidance from outside counselors.

With all of that being said, it’s apparent that there is no intention on the part of InterTAN to continue to use our valuable brand name and trademarks after conclusion of your transaction with Circuit City. We wish you well with your transaction, but we must take immediate steps to avoid the irreparable injury to our brand that will undoubtedly occur while the stores are being rebranded. We want to work with you so that this can be done in as orderly a manner as possible, but your silence and refusal to contact me has left us with no choice but to seek some help from the courts.

We are not a “file suit” kind of company and it gives us no pleasure to have to do so here, but nonetheless, I am enclosing a copy of a petition that was filed this morning in state court here in Fort Worth. This is the place that our companies agreed that disputes would be resolved. This “dispute” shouldn’t be a problem as all we really want is an acknowledgement from InterTAN that any right to use our name and trademarks has ended. It clearly has, and I can think of no intellectually honest argument that InterTAN might have to the contrary. The “RadioShack” brand is a very valuable asset of our company and we really have no choice but to protect it. I’m sure you understand.

Mr. Jeffrey A. Losch

April 5, 2004

I have no great desire to spend more of our shareholders’ money with lawyers on an issue that really can’t be disputed and hope you will contact me so an orderly transition of our brand in Canada can occur. I can’t believe you and your Board of Directors would consider any other path.

We WILL protect our brand. Count on it. Call me so this can be done in a business like way.

Your very truly,

/s/    Mark C. Hill

Mark C. Hill

MCH/dlf